Part IV


LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
Amounts in thousands, except per share amounts

                                                     Years ended January 31,
                                                  1996       1995       1994


     Earnings per Common & Common Equivalent Share:

     Net Earnings                               $226,027   $223,560   $131,786

     Weighted Average Shares
     Outstanding                                160,377     154,844    147,147
     Dilutive Effect of Common
     Stock Equivalents                               76          82        251
     Weighted Average Shares,
     as Adjusted                                160,453     	154,926    147,398

     Earnings per Common &
       Common Equivalent Share                    $1.41        $1.44      $.89


     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                               $226,027     $223,560  131,786
     Interest (After Taxes) on
       Convertible Debt                           7,589	        7,696     4,058
     Net Earnings, as Adjusted                 $233,616	     $231,256  $135,844

     Weighted Average Shares
       Outstanding                              160,377      154,844   147,147
     Dilutive Effect of Common
       Stock Equivalents                             76           82       238
     Shares Added if All Debt
          Converted                              10,898       10,995     5,848
     Weighted Average Shares,
          as Adjusted                           171,351      165,921   153,233

     Earnings per Common Share
          - Assuming Full Dilution                $1.36        $1.39     $.89